Exhibit 99.2

LOOPNET, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2012

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2011	March 31, 2012
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,573	$114,962
Short-term investments	3,529	3,566
Accounts receivable, net of allowance of $318 and $408, respectively	1,899	2,325
Income tax receivable	11,045	9,544
Prepaid expenses and other current assets	1,445	2,201
Deferred income taxes, net	696	696
Total current assets	126,187	133,294
Property and equipment, net	3,165	2,877
Goodwill	41,507	41,507
Intangibles, net	6,385	5,846
Deferred income taxes, net, non-current	16,758	15,595
Deposits and other non-current assets	5,258	4,681
Total assets	$199,260	$203,800
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$656	$680
Accrued liabilities and other current liabilities	5,765	4,353
Accrued compensation and benefits	4,049	2,776
Deferred revenue	9,422	10,063
Total current liabilities	19,892	17,872
Other long-term liabilities	1,768	1,937
Commitments and contingencies
Series A convertible preferred stock	48,885	48,970
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 35,053,190 and 35,472,661 shares outstanding, respectively	43	43
Additional paid in capital	154,289	158,193
Accumulated other comprehensive loss	(423)	(398)
Treasury stock, at cost, 7,682,962 shares	(86,227)	(86,227)
Retained earnings	61,033	63,410
Total stockholders’ equity	128,715	135,021
Total liabilities and stockholders’ equity	$199,260	$203,800
The accompanying notes are an integral part of these unaudited condensed financial statements.

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2011	2012
	(Unaudited)
Revenues	$20,713	$22,927
Cost of revenue (1)	3,157	3,368
Gross margin	17,556	19,559
Operating expenses:
Sales and marketing (1)	5,134	5,665
Technology and product development (1)	3,659	3,779
General and administrative (1)	4,924	5,232
Amortization of acquired intangible assets	641	538
Total operating expenses	14,358	15,214
Income from operations	3,198	4,345
Interest and other (expense) income, net	(317)	(687)
Income before tax	2,881	3,658
Income tax expense	1,038	1,196
Net income	1,843	2,462
Convertible preferred stock accretion of discount	(85)	(85)
Net income applicable to common stockholders	$1,758	$2,377
Net income per share applicable to common shareholders:
Basic	$0.04	$0.06
Diluted	$0.04	$0.05
Shares used in per share calculations:
Basic	39,791	42,677
Diluted	41,881	44,502
Comprehensive income	$1,849	$2,487
______________________________________________
(1) Stock-based compensation is allocated as follows:
Cost of revenue	$130	$128
Sales and marketing	585	385
Technology and product development	801	392
General and administrative	994	780
The accompanying notes are an integral part of these unaudited condensed financial statements.

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2011	2012
	(Unaudited)
Cash flows from operating activities:
Net income	$1,843	$2,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	995	973
Stock-based compensation	2,510	1,685
Tax benefits from exercise of stock options	(165)	(11)
Deferred income tax	704	1,375
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(250)	(426)
Prepaid expenses and other assets	320	1,974
Accounts payable	348	24
Accrued expenses and other liabilities	(73)	(1,241)
Accrued compensation and benefits	(991)	(1,274)
Deferred revenue	555	641
Net cash provided by operating activities	5,796	6,182
Cash flows from investing activities:
Purchase of property and equipment	(900)	(147)
Purchase of investments	(500)	(865)
Net cash used in investing activities	(1,400)	(1,012)
Cash flows from financing activities:
Net proceeds from exercise of stock options	960	2,984
Tax withholdings related to net share settlements of restricted stock units	(482)	(776)
Repurchase of common stock	(7)	—
Tax benefits from exercise of stock options	165	11
Net cash provided by financing activities	636	2,219
Net increase in cash and cash equivalents	5,032	7,389
Cash and cash equivalents at beginning of period	88,773	107,573
Cash and cash equivalents at end of period	$93,805	$114,962
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Background and Basis of Presentation

The Company

LoopNet, Inc. (“we,” the “Company” or “LoopNet”) was incorporated under the laws of the state of California on June 2, 1997, and was reincorporated as a Delaware corporation in May 2006.

We own and operate the leading online marketplace for commercial real estate in the United States, based on the number of monthly unique visitors to our marketplace, which averaged approximately 2.1 million during the first quarter of 2012, compared with approximately 2.0 million during 2011, and approximately 1.5 million during 2010, as reported by comScore Media Metrix. comScore Media Metrix defines a unique visitor as an individual who visited any content of a website, a category, a channel, or an application. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease and submit detailed information on property listings including qualitative descriptions, financial and tenant information, photographs and key property characteristics, in order to find a buyer or tenant. Commercial real estate agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that our online marketplace enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. As of March 31, 2012, the LoopNet online marketplace contained 826,765 listings.

The Company derives most of its revenue from customers that pay fees for a suite of services to market and search for commercial real estate and operating businesses. These services include a premium membership that gives the customer unlimited access to listings, maximized exposure for their listings along with enhanced services to market their listings.

On April 27, 2011, LoopNet and the CoStar Group, Inc. (“CoStar”) announced the signing of a merger agreement for the acquisition of LoopNet by CoStar (the “Merger”), which was approved by LoopNet’s stockholders at a special meeting on July 11, 2011. On April 26, 2012, the FTC accepted the consent order that was previously agreed between and among the staff of the Federal Trade Commission (the “FTC”), LoopNet and CoStar. The consent order is subject to a 30-day public comment period and then final acceptance by the FTC. However, there are no further regulatory approvals required to complete the merger of the Company and CoStar, as the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 as amended (the “HSR Act”) was terminated upon the FTC’s acceptance of the consent order. Completion of the Merger remains subject to satisfaction or waiver of the other closing conditions specified in the merger agreement. See “Note 9—Pending Merger with CoStar” for more information.

Basis of Presentation

The accompanying condensed consolidated balance sheet as of March 31, 2012, the statements of comprehensive income for the three months ended March 31, 2011 and 2012 and the statements of cash flows for the three months ended March 31, 2011 and 2012 are unaudited. These statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial position and results of operations, contained in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. In the opinion of the Company’s management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and include normal and recurring adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. The results for the three months ended March 31, 2012 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2012. The Company has evaluated subsequent events after the balance sheet date through the financial statement issuance date for appropriate accounting and disclosure.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, costs and expenses during the reporting period. Actual results could differ materially from these estimates.

Recent Accounting Pronouncements

In June 2011, the FASB issued new disclosure guidance related to the presentation of the Statement of Comprehensive Income. This guidance eliminates the current option to report other comprehensive income and its components in the consolidated statement of stockholders’ equity. The requirement to present reclassification adjustments out of accumulated other comprehensive income on the face of the consolidated statement of income has been deferred. The effective date for this guidance is reporting periods beginning on or after December 15, 2011. The Company adopted this accounting standard upon its effective date, and this adoption did not have any impact on the financial position or results of operations but impacted the financial statement presentation.

Note 2 — Earnings Per Share (EPS)

The share count used to compute basic and diluted net income per share is calculated as follows (in thousands):

	Three Months Ended March 31,
	2011	2012
	(Unaudited)
Weighted average common shares outstanding	32,351	35,237
Convertible preferred stock	7,440	7,440
Shares used to compute basic net income applicable to common shareholders	39,791	42,677
Add dilutive common equivalents:
Stock options	1,489	1,279
Restricted stock units	601	546
Shares used to compute diluted net income applicable to common shareholders	41,881	44,502

The following is a summary of the securities outstanding during the respective periods that have been excluded from the calculations because the effect on earnings per share would have been anti-dilutive (in thousands):

	Three Months Ended March 31,
	2011	2012
	(Unaudited)
Stock options	3,721	296
Restricted stock units	—	—

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following table sets forth the computation of basic and diluted EPS (in thousands, except per share data):

	Three Months Ended March 31,
	2011	2012
	(Unaudited)
Calculation of basic net income per share applicable to common shareholders:
Net income	$1,843	$2,462
Convertible preferred stock accretion of discount	(85)	(85)
Net income applicable to common shareholders	$1,758	$2,377
Shares used to compute basic net income applicable to common shareholders	39,791	42,677
Basic net income per share applicable to common shareholders	$0.04	$0.06
Calculation of diluted net income per share applicable to common shareholders:
Net income	$1,843	$2,462
Convertible preferred stock accretion of discount	(85)	(85)
Net income applicable to common shareholders	$1,758	$2,377
Shares used to compute diluted net income applicable to common shareholders	41,881	44,502
Dilutive net income per share applicable to common shareholders	$0.04	$0.05

Note 3 — Series A Convertible Preferred Stock

The Company completed a $50 million private placement to accredited investors in 2009. The Company sold an aggregate of 50,000 shares of its newly-created Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which is initially convertible into an aggregate of 7,440,476 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $6.72 per share (as may be adjusted for stock dividends, stock splits or similar recapitalizations). Holders of Series A Preferred Stock are entitled to receive, prior to any distribution to the holders of the Common Stock, an amount per share equal to the greater of (1) the Original Issue Price, plus any declared and unpaid dividends and (2) the amount that Purchasers would receive in respect of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock if all of the then outstanding Series A Preferred Stock were converted into Common Stock.

The net proceeds of $48 million from the issuance of the Series A Preferred Stock are net of issuance costs of $2 million. The Series A Preferred Stock reported on the Company’s condensed consolidated balance sheet consists of the net proceeds plus the amount of accretion for issuance costs. Such accretion costs are being accreted over 72 months with such accretion being recorded as a reduction in retained earnings. For the three month periods ended March 31, 2012, the Company recorded accretion on the issuance costs of $85,000.

Note 4 — Stock Plan

Stock Plan Activity

Stock options and other equity awards are granted by the Company under its 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan became effective on June 9, 2006. Prior to that date, stock options were granted under the Company’s 2001 Stock Option Plan, which terminated on June 9, 2006. Due to the pending Merger, stock option and other equity award grants were suspended.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

A summary of the Company’s stock option activity is as follows:

	Options Outstanding			Options Exercisable
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2011	5,137,158	$10.81	4.5	1,868,539	$11.87	3.4
Granted	—	$—
Exercised	(297,410)	$10.03
Cancelled	(16,443)	$14.52
Outstanding at March 31, 2012 (unaudited)	4,823,305	$10.85	4.3	1,841,196	$11.84	3.0

Included in the options outstanding at March 31, 2012 are 1,415,000 shares of performance-based options awarded to its executive officers by the Board of Directors. These options are tied to incentivizing execution of the Company’s long-term strategic plan. The Company is unable to assess the likelihood of achieving the strategic plan at this time and therefore the recognition of the compensation expense for these options has been deferred.

A summary of the Company’s restricted stock unit activity is as follows:

	Unvested Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	1,071,125	$10.31	3.3
Granted	—	$—
Vested	(166,875)	$10.31
Cancelled	—	$—
Outstanding at March 31, 2012 (unaudited)	904,250	$10.32	3.6

Included in the restricted stock units outstanding at March 31, 2012 are 573,000 shares of performance-based restricted stock units awarded to its executive officers by the Board of Directors. These restricted stock units are tied to incentivizing execution of the Company’s long-term strategic plan. The Company is unable to assess the likelihood of achieving the strategic plan at this time and therefore the recognition of the compensation expense for these options has been deferred.

Stock-based Compensation

The Company applies FASB authoritative guidance ASC 718, Compensation-Stock Compensation, surrounding share-based compensation. The guidance requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period.

In connection with this authoritative guidance, the Company reviewed and updated, among other things, its forfeiture rate, expected life and volatility assumptions. Commencing January 1, 2011, the Company began estimating the weighted average expected life of the options based upon the historical exercise behavior of our employees. Prior to January 1, 2011, the Company used the simplified method to calculate the weighted average expected life of the options. There was no significant impact as a result of this change. Estimated volatility also reflects the application of the authoritative guidance and, accordingly, incorporates historical volatility of similar entities whose share prices are publicly available. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The fair value of each option is estimated on the date of grant using the Black-Scholes method with the following assumptions:

	Three months ended March 31,
	2011	2012
	(Unaudited)
Risk-free interest rate	2.12%	n/a
Expected volatility	48%	n/a
Expected life (in years)	4.0	n/a
Dividend yield	0%	n/a

The weighted-average fair value of options granted during the three month period ended March 31, 2011 was $4.62, using the Black-Scholes method. Due to the pending Merger, stock option and other equity award grants were suspended.

The total stock-based compensation has been allocated as follows (in thousands):

	Three months ended March 31,
	2011	2012
	(Unaudited)
Cost of revenue	$130	$128
Sales and marketing	585	385
Technology and product development	801	392
General and administrative	994	780
Total	$2,510	$1,685

Note 6 — Income Taxes

The Company recorded a provision for income taxes of $1.2 million for the three month period ended March 31, 2012, based upon a 32.7% effective tax rate. The effective tax rate is based upon the Company’s estimated fiscal 2012 income before the provision for income taxes. To the extent the estimate of fiscal 2012 income before the provision for income taxes changes, the Company’s provision for income taxes will change as well.

Note 7 — Stock Repurchases

The Company’s Board of Directors (the “Board”) authorized the repurchase of up to $50.0 million of the Company’s common stock on February 5, 2008 and an additional authorized level of $50.0 million of the Company’s common stock on July 30, 2008. During 2008, the Company repurchased $54.6 million of the Company’s common stock. In February 2010, the Board approved the repurchase of up to an additional $29.6 million in shares of the Company’s common stock, bringing to $75.0 million the total amount of authorized Common Stock repurchases, of which $43.3 million remained available as of March 31, 2012.

The stock repurchase program may be limited or terminated at any time without prior notice. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate and will be funded using the Company’s working capital. The timing and actual number of shares repurchased will depend on a variety of factors including corporate and regulatory requirements, price and other market conditions. The program is intended to comply with the volume, timing and other limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 8 — Litigation and Other Contingencies

Litigation and Other Legal Matters

On January 3, 2012, LoopNet was sued by CIVIX-DDI, LLC (“Civix”) in the U.S. District Court for the Eastern District of Virginia for alleged infringement of U.S. Patent Nos. 6,385,622 and 6,415,291. The complaint seeks unspecified damages, attorney fees and costs. On February 16, 2012, LoopNet filed an answer to Civix’s compliant and filed counterclaims against Civix seeking, among other things, declaratory relief that the asserted patents are invalid, not infringed, and that Civix committed inequitable conduct during the prosecution and re-examination of the asserted patents. On February 21, 2012, Civix filed a motion to dismiss and strike LoopNet’s counterclaims. LoopNet opposed the motion, and the motion was fully briefed and submitted to the court on March 8, 2012. The district court has not ruled on the motion. On March 22, 2012, the district court scheduled trial for November 2012. Discovery has just begun in the case and the parties have made initial disclosures as required by the Federal Rules of Civil Procedure. At this time, LoopNet cannot predict the outcome of this case, but intends to vigorously defend itself.

On January 18, 2012, an entity called Earthcomber, LLC filed a lawsuit against LoopNet in the U.S. District Court for the Northern District of Illinois for alleged infringement of U.S. Patent No. 7,589,628. The complaint sought unspecified damages, attorneys fees and costs. LoopNet was never served with a copy of the summons and complaint for this lawsuit. On March 12, 2012, Earthcomber, LLC voluntarily dismissed this lawsuit, without prejudice, and without any response having been filed by LoopNet.

Currently and from time to time, we are involved in disputes and litigation incidental to the conduct of our business. While we cannot assure you as to the ultimate outcome of any legal proceedings, we are not currently party to any legal proceedings that management believes would have a material adverse effect on our financial position or results of operations.

Note 9 — Pending Merger with CoStar

Merger Agreement with CoStar Group, Inc.

On April 27, 2011, the Company entered into a Merger Agreement with CoStar and Merger Subsidiary, pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of CoStar.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest (the “Common Stock Cash Consideration”), and (ii) 0.03702 shares of CoStar common stock (the “Common Stock Shares Consideration” and, together with the Common Stock Cash Consideration, “Common Stock Consideration”). As previously disclosed, the holders of the Company’s Series A Preferred Stock have delivered contingent conversion notices to the Company pursuant to which such shares will be converted into common stock immediately prior to, and contingent upon, the completion of the Merger. Each outstanding share of the Company’s Series A Preferred Stock, unless previously converted into the Company’s common stock, will be converted into the right to receive a unit consisting of (i) the product of 148.80952 multiplied by the Common Stock Cash Consideration and (ii) the product of 148.80952 multiplied by the Common Stock Shares Consideration.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each of the Company’s outstanding equity awards (including stock options and restricted stock units), whether vested or unvested, will be cancelled in exchange for cash and/or shares of CoStar common stock (depending on the type of award and the exercise price of the award, if any) based on the Common Stock Consideration less, in the case of a stock option, the per share exercise price.

The Company’s board of directors has unanimously approved the Merger Agreement. On July 11, 2011, at a special meeting of the Company’s stockholders, the Merger was approved by the holders of a majority of the outstanding shares of the Company’s common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

As previously disclosed in the proxy statement/prospectus dated June 6, 2011, both CoStar and the Company filed notification and report forms with the Department of Justice and the FTC pursuant to the HSR Act, on May 31, 2011. As previously announced, on June 30, 2011, CoStar and the Company each received a request for additional information (commonly referred to as a “second request”) from the FTC with respect to the proposed Merger. As previously announced, on October 26, 2011, at the request of the FTC, the Company and CoStar agreed to extend the waiting period imposed by the HSR Act from 30 to 60 days after the date of substantial compliance with the second request, which was certified by the Company and CoStar on November 4, 2011. As previously announced on January 3, 2012, the Company and CoStar agreed to further extend the waiting period imposed by the HSR Act on a 45-day rolling basis to allow them to engage in discussions with the FTC to determine whether there was a possible basis for, and to discuss the possible terms of, a mutually acceptable consent order that would allow the Merger to close. In addition, as previously announced on January 31, 2012, the Company and CoStar agreed to extend the date after which either the Company or Costar may individually elect to terminate the Merger Agreement to 11:59 PM, New York City time on April 30, 2012.

As of March 31, 2012, the Merger remained subject to customary closing conditions, including antitrust clearance from the FTC. As disclosed on April 17, 2012, the Company and CoStar announced that they had reached agreement on a mutually acceptable consent order with the staff of the FTC. On April 26, 2012, the FTC accepted the consent order that was previously agreed. The consent order is subject to a 30-day public comment period and then final acceptance by the FTC. However, there are no further regulatory approvals required to complete the merger of the Company and CoStar, as the waiting period under the HSR Act was terminated upon the FTC’s acceptance of the consent order.

The Merger Agreement contains customary representations, warranties and covenants by each of the Company and CoStar.

The Merger Agreement contains termination rights for both the Company and CoStar, including for the Company if its board of directors changes its recommendation of the Merger to its stockholders in connection with a superior proposal. Upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay CoStar a termination fee of $25,800,000.

Concurrently with the execution of the Merger Agreement, the Company’s directors and certain of its executive officers and significant stockholders entered into a voting and support agreement (the “Support Agreement”) with CoStar and the Company, and have agreed, in their capacities as stockholders of the Company, to, among other things, vote their shares of the Company’s capital stock in favor of the Merger and the Merger Agreement.

The foregoing description of the Merger, the Merger Agreement and the Support Agreement is qualified in its entirety by reference to the Merger Agreement and the Support Agreement, copies of which are attached as Exhibit 2.1 and Exhibit 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2011 and which are incorporated by reference herein.

The Company cannot guarantee that the Merger will be completed or that, if completed, it will be exactly on the terms as set forth in the Merger Agreement. As of March 31, 2012, total merger related costs were $12.2 million.